                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO._______ )*


                           United Leisure Corporation
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                               (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                   910776 103
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                                 (CUSIP Number)

                                 April 29, 1999
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ]  Rule 13d-1(b)
                               [X]  Rule 13d-1(c)
                               [ ]  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    SCHEDULE 13G

CUSIP NO.
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1      NAME OF REPORTING PERSONS
       IRS IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       Wolfgang Biehler
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
                                                                 (b)   [ ]
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       German
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                              5     SOLE VOTING POWER

                                    1,299,000

|                             6     SHARED VOTING POWER
|
|        NUMBER OF                  0
|         SHARES
|      BENEFICIALLY           7     SOLE DISPOSITIVE POWER
|        OWNED BY
|          EACH                     1,299,000
|    REPORTING PERSON
|          WITH               8     SHARED DISPOSITIVE POWER
|_________________________
                                    0

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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,299,000
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                                                                    SCHEDULE 13G

CUSIP NO. 910776 103
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.9
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12     TYPE OF REPORTING PERSON*

       IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP NO. 910776 103

Item 1.

     (a)  NAME OF ISSUER

          United Leisure Corporation

     (2)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          1990 Westwood Boulevard
          Los Angeles, California 90025

Item 2.

     (1)  NAME OF PERSON FILING

          Wolfgang Biehler

     (2)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          Am Ohlendorfturm 31, 22149 Hamburg, Germany

     (3)  CITIZENSHIP

          German

     (4)  TITLE OF CLASS OF SECURITIES

          This filing is made in regard to Common Stock, par value $.01 per share, of United Leisure Corporation (the "Common Stock").

     (5)  CUSIP NUMBER

          910776 103

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:



                                                                    SCHEDULE 13G
CUSIP NO. 910776 103

     (1)  [ ]   Broker or dealer registered under section 15 of the Act.

     (a)  [ ]   Bank as defined in section 3(a)(6) of the Act.

     (2)  [ ]   Insurance company as defined in section 3(a)(19) of the Act.

     (3)  [ ]   Investment company registered under section 8 of the Investment
                Company Act of 1940.

     (4)  [ ]   An investment advisor in accordance with section 240 13d-
                1(b)(1)(ii)(E).

     (5)  [ ]   An employee benefit plan or endowment fund in accordance with section 240 13d-1(b)(1)(ii)(F).

     (6)  [ ]   A parent holding company or control person in accordance with section 240 13d-1(b)(ii)(G).

     (7)  [ ]   A savings association as defined in section 3(b) of the Federal
                Deposit Insurance Act.

     (8)  [ ]   A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940.

     (9)  [ ]   Group, in accordance with Section 240 13d-1(b)(1)(ii)(J).

Item 4.   OWNERSHIP

     (2)  AMOUNT BENEFICIALLY OWNED:

          1,299,000 shares (includes 475,000 shares which are issuable upon the exercise of warrants to purchase common stock held by Mr. Biehler).

     (3)  PERCENT OF CLASS:

          6.9%.

     (4)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (1)    SOLE POWER TO VOTE OR DIRECT THE VOTE:  1,299,000.

          (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE: - 0 -

                                  SCHEDULE 13G
CUSIP NO. 910776 103


          (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                 1,299,000

          (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  - 0 -

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

Item 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

Item 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                  SCHEDULE 13G
CUSIP NO. 910776 103


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: March 9, 2000                         /s/ Wolfgang Biehler
                                             --------------------------------
                                                 Signature


                                             Wolfgang Biehler
                                             --------------------------------
                                             Name / Title